As filed with the Securities and Exchange Commission on August 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANSYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3219960

(I.R.S. Employer Identification No.)

ANSYS, Inc.

Southpointe

2600 ANSYS Drive

Canonsburg, Pennsylvania 15317

(Address of Principal Executive Offices)

Gear Design Solutions, Inc. Stock Incentive Plan

(Full Title of the Plan)

James E. Cashman III

President and Chief Executive Officer

ANSYS, Inc.

Southpointe

2600 ANSYS Drive

Canonsburg, Pennsylvania 15317

(Name and Address of Agent for Service)

(724) 746-3304

Telephone Number, Including Area Code, of Agent For Service.

Copies to:

John R. LeClaire

Joseph L. Johnson III

Adam P. Small

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	8,308 shares(2)	$12.26	$101,856.08 (2)	$11.84
Total	8,308 shares		$101,856.08 (2)	$11.84

(1)	This Registration Statement also covers an indeterminate number of additional shares of ANSYS, Inc. (the “Company”) Common Stock as may be required in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock or other similar event, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. Represents 8,308 shares of Common Stock that may be issued upon the exercise of options issued under the Gear Design Solutions, Inc. Stock Incentive Plan, which options were assumed by the Company in connection with the Agreement and Plan of Merger, dated June 7, 2015, by and among the Company, G Merger Sub, Inc., Gear Design Solutions, Inc. and Vivek Raghavan. The price per share and aggregate offering price for 8,308 outstanding options are based on the weighted average exercise price of $12.26.

EXPLANATORY NOTE

ANSYS, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register certain shares of common stock, par value $.01 per share, of the Company issuable pursuant to outstanding equity awards granted under the Gear Design Solutions, Inc. Stock Incentive Plan, which the Company assumed upon the closing of its acquisition of Gear Design Solutions, Inc. pursuant to that certain Agreement and Plan of Merger, dated June 7, 2015, by and among the Company, G Merger Sub, Inc., Gear Design Solutions, Inc. and Vivek Raghavan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated in this registration statement by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 26, 2015 (including the information incorporated by reference therein from the Company’s definitive proxy statement filed with the Commission on April 2, 2015);

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the Commission on May 6, 2015 and August 5, 2015, respectively;

•	the Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2015, May 6, 2015 and August 5, 2015; and

•	the description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 12, 1996.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into, and to be a part of, this registration statement from the date of filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this registration statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interest of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its certificate of incorporation and by-laws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or the Company’s stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for: any breach of the director’s duty of loyalty to us or the Company’s stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. As permitted by Section 145 of the Delaware General Corporation Law, the certificates of incorporation and by-laws currently in effect provide that: the Company may indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; the Company may advance expenses to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and the rights provided in the certificates of incorporation and by-laws are not exclusive.

In addition, the Company has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of its officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

*5.1	Opinion of Goodwin Procter LLP

*15	Independent Registered Public Accountants’ Letter Regarding Unaudited Financial Information

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

*23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page to this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on this 5th day of August, 2015.

ANSYS, INC.

By:	/s/ James E. Cashman III
James E. Cashman III
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of ANSYS, Inc. hereby constitutes and appoints James E. Cashman III and Maria T. Shields, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign one or more amendments to this Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), including post-effective amendments and other related documents or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date
/S/ JAMES E. CASHMAN III James E. Cashman III	President and Chief Executive Officer (Principal Executive Officer)	August 5, 2015

/S/ MARIA T. SHIELDS Maria T. Shields	Chief Financial Officer, Vice President, Finance and Administration (Principal Financial Officer and Accounting Officer)	August 5, 2015

/S/ RONALD W. HOVESPIAN Ronald W. Hovespian	Non-Executive Chairman of the Board of Directors	August 5, 2015

/S/ DR. AJEI S. GOPAL Dr. Ajei S. Gopal	Director	August 5, 2015

/S/ WILLIAM R. MCDERMOTT William R. McDermott	Director	August 5, 2015

/S/ BRADFORD C. MORLEY Bradford C. Morley	Director	August 5, 2015

/S/ BARBARA V. SCHERER Barbara V. Scherer	Director	August 5, 2015

/S/ MICHAEL C. THURK Michael C. Thurk	Director	August 5, 2015

/S/ PATRICK J. ZILVITIS Patrick J. Zilvitis	Director	August 5, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

*5.1	Opinion of Goodwin Procter LLP

*15	Independent Registered Public Accountants’ Letter Regarding Unaudited Financial Information

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

*23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page to this Registration Statement)

*	Filed herewith.